                                                                Exhibit No. 99.1



                                                 PRESS RELEASE
                                                 FOR INFORMATION CONTACT:
                                                 Murray Pitkowsky
                                                 Senior VP and CFO
                                                 Datascope Corp.
                                                 14 Philips Parkway
                                                 Montvale, NJ 07645
                                                 (201) 307-5504




         FOR IMMEDIATE RELEASE:

           DATASCOPE REPORTS HIGHER FISCAL 2004 SALES AND NET EARNINGS

         Montvale, New Jersey, July 28, 2004 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the fiscal year ended June 30, 2004 of $23.9 million or $1.58 per diluted share, compared with net earnings of $23.3 million or $1.57 per diluted share last year. Earnings last year included an after-tax gain of $1.9 million or 13 cents per share from the settlement of patent litigation. When the after-tax gain in fiscal 2003 is excluded, adjusted earnings rose 12% in fiscal 2004. Consolidated sales for fiscal 2004 increased 5% to $343.3 million compared to $328.3 million last year. Favorable foreign exchange translation contributed $6.9 million to the sales increase.

         Higher fiscal 2004 earnings were attributable to the sales increase, an improved gross profit margin and a lower consolidated tax rate. Research and development expenses increased 12% to $32.5 million in fiscal 2004 compared to $29.0 million last year, reflecting the company's continued emphasis on greater investment in new product development.

         Net earnings in the fourth quarter rose 11% to $7.0 million from $6.3 million a year ago. Net earnings per diluted share rose to 46 cents compared to 42 cents last year. Sales in the fourth quarter of $89.5 million compared to $89.1 million last year, with foreign exchange translation adding $1.1 million to this year's fourth quarter sales.

         Sales of patient monitoring products declined in the fourth quarter after thirteen consecutive quarterly sales increases as shipments of central monitoring systems fell because of the introduction of Datascope' s new Panorama central monitoring system. During the fourth quarter, many customers placed substantial new orders for Panorama(TM) systems or replaced existing orders for the older PatientNet central system with orders for Panorama. Only a small number of Panorama units were shipped in the fourth quarter, consistent with the company' s policy of limiting new central monitoring system shipments in the first period after product release. (A separate press release today describes the new Panorama central monitoring network.) Orders for Datascope' s patient monitoring products reached a record high in the fourth quarter of fiscal 2004, reflecting continued strong worldwide demand for the complete line including Panorama.

         Patient monitoring sales in fiscal 2004 rose 6% to $144.2 million compared to $136.5 million last year. The gain was attributable to higher sales of bedside monitors, including the recently introduced Spectrum(TM) and Trio(TM) monitors, increased sales of Masimo SET(R)(1) pulse oximetry sensors and favorable foreign exchange translation of $2.2 million.

         Cardiac Assist sales in fiscal 2004 increased 9% to $129.6 million from $118.4 million last year, due to continued higher sales of intra-aortic balloon catheters (IAB) and pumps, and favorable foreign exchange translation of $2.6 million. Shipments of the premium-priced Fidelity(TM) 8 Fr. IAB catheter continued to increase, accounting for 82% of total IAB catheter sales in the fourth quarter. Increased purchases of IAB's by the company's Japanese distributor and higher shipments to other international markets also contributed to increased IAB sales. Higher pump sales reflect continued strong demand for the new CS100(TM) intra-aortic balloon pump, Datascope's first fully automatic pump, launched globally in September 2003.

         Sales of the Interventional Products (IP) division for fiscal 2004 were 11% lower at $37.3 million as sales of VasoSeal vascular closure devices continued to weaken and the decline was only partially offset by sales contributed by the new Safeguard(TM) and ProLumen(TM) products. Safeguard, a manual compression assist device designed to maintain hemostasis after arterial catheterization procedures, was launched in the second quarter. ProLumen is a new thrombectomy device designed to quickly and effectively clear blood clots from blocked dialysis access sites. Shipment of ProLumen began at the end of the third quarter of fiscal 2004.

         Aside from other new products being developed for the dialysis market, the company said it has undertaken a number of new product initiatives with the intent of halting and reversing the decline of its vascular closure sales. The first such initiative was announced in May 2004 when Datascope acquired assets and technology from X-Site Medical, LLC (X-Site), a privately held company located in Blue Bell, Pennsylvania. The acquired assets include all technology related to X-Site's lead product, a suture based vascular closure device for achieving hemostasis after coronary catheterization procedures. Suture based devices represent over $100 million of an estimated $430 million annual market for vascular closure devices. The X-Site product will be marketed by the IP division through its existing sales force, which currently sells other vascular closure devices. In addition to the X-Site product, the company has other advanced, non-suture based vascular closure products under development.

         Sales of InterVascular Inc.'s products increased 3% to $30.9 million compared to $30.1 million last year. Favorable foreign exchange contributed $2.0 million to this year's results. Excluding foreign exchange, sales declined 4% due to lower selling prices in certain European markets, lower sales in the U.S. and reduced shipments to the company's distributor in Japan. In March, the company resubmitted its 510(k) notification to the FDA for regulatory clearance to market InterGard Silver grafts in the United States. In July we responded to questions from the FDA about the resubmission.

         The company's financial position remained strong. As of June 30, 2004, total cash and short- and long-term marketable securities amounted to $70.1 million, $1.8 million higher than the beginning of the year. The increase was achieved although $15 million was used to purchase new product technology, including the X-Site suture device. Capital expenditures for fiscal 2004 and 2003 amounted to $6.8 million and $4.6 million, respectively.

-----------------
(1) Masimo SET is a registered trademark of Masimo Corporation.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. Through June 30, 2004, the company has repurchased approximately 704 thousand shares at a cost of $27.2 million. The remaining balance under the existing share repurchase program is $12.8 million.

         Datascope's news releases and other company information, including specifics about its July 29, 2004 conference call and webcast (at 12:00 noon, EDT, call in number: (877) 847-5345), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         The company discloses non-GAAP measures that exclude certain charges or credits. Non-GAAP measures exclude settlement of litigation. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that new product initiatives in the IP division will not halt and reverse the decline of its vascular closure sales, market conditions may change, particularly as the result of competitive activity in the markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and Interventional Products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        DATASCOPE CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)

                                           YEAR ENDED                                      YEAR ENDED
                                          JUNE 30, 2004                                   JUNE 30, 2003
                                      ----------------------      --------------------------------------------------------------
                                                                                           Settlement
                                                                       Reported             Gain (a)              Adjusted
                                                                  -------------------    ----------------    -------------------

NET SALES                                          $343,300                 $328,300                                   $328,300
                                      ----------------------      -------------------                        -------------------
Costs and Expenses:
  Cost of sales                                     140,481                  138,153                                    138,153
  Research and development
    expenses                                         32,465                   29,034                                     29,034
  Selling, general and
    administrative expenses                         137,537                  130,871                                    130,871
                                      ----------------------      -------------------                        -------------------
    Subtotal                                        310,483                  298,058                                    298,058
  Gain on legal settlement (a)                           --                   (3,028)              3,028                      -
                                      ----------------------      -------------------                        -------------------
                                                    310,483                  295,030                                    298,058
                                      ----------------------      -------------------                        -------------------
OPERATING EARNINGS                                   32,817                   33,270                                     30,242
  Other Income, net                                  (1,337)                  (1,232)                                    (1,232)
                                      ----------------------      -------------------    ----------------    -------------------
EARNINGS BEFORE TAXES ON INCOME                      34,154                   34,502              (3,028)                31,474
Taxes on Income                                      10,246                   11,203              (1,131)                10,072
                                      ----------------------      -------------------    ----------------    -------------------
NET EARNINGS                                        $23,908                  $23,299             ($1,897)               $21,402
                                      ======================      ===================    ================    ===================
Earnings Per Share, Basic                             $1.62                    $1.58              ($0.13)                 $1.45
                                      ======================      ===================    ================    ===================
Weighted Average Common
  Shares Outstanding, Basic                          14,782                   14,774                                     14,774
                                      ----------------------      -------------------                        -------------------
Earnings Per Share, Diluted                           $1.58                    $1.57              ($0.13)                 $1.44
                                      ======================      ===================    ================    ===================
Weighted Average Common
  Shares Outstanding, Diluted                        15,121                   14,850                                     14,850
                                      ----------------------      -------------------                        -------------------


(a) The gain on legal settlement in fiscal year 2003 of $3.0 million pretax, equivalent to $0.13 per diluted share, resulted from the settlement of patent infringement litigation against Vascular Solutions, Inc., net of related expenses.

                        DATASCOPE CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)

                                              THREE MONTHS ENDED
                                                   JUNE 30,
                                  --------------------------------------------
                                         2004                     2003
                                  -------------------      -------------------


NET SALES                                    $89,500                  $89,100
                                  -------------------      -------------------
Costs and Expenses:
  Cost of sales                               35,437                   37,611
  Research and development
    expenses                                   8,782                    7,247
  Selling, general and
    administrative expenses                   36,224                   35,303
                                  -------------------      -------------------
                                              80,443                   80,161
                                  -------------------      -------------------
OPERATING EARNINGS                             9,057                    8,939
  Other Income, net                             (187)                    (257)
                                  -------------------      -------------------
EARNINGS BEFORE TAXES ON INCOME                9,244                    9,196
Taxes on Income                                2,275                    2,943
                                  -------------------      -------------------
NET EARNINGS                                  $6,969                   $6,253
                                  ===================      ===================
Earnings Per Share, Basic                      $0.47                    $0.42
                                  ===================      ===================
Weighted Average Common
  Shares Outstanding, Basic                   14,790                   14,769
                                  -------------------      -------------------
Earnings Per Share, Diluted                    $0.46                    $0.42
                                  ===================      ===================
Weighted Average Common
  Shares Outstanding, Diluted                 15,158                   14,911
                                  -------------------      -------------------

                        DATASCOPE CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                            JUNE 30,
                                                              --------------------------------------
                                                                   2004                  2003
                                                              ----------------     -----------------
    ASSETS
    Current Assets:
      Cash and cash equivalents                                        $8,123               $10,572
      Short-term investments                                           16,004                27,746
      Accounts receivable less allowance for
        doubtful accounts of $2,414 and $2,020                         70,603                73,924
      Inventories                                                      52,858                49,409
      Prepaid expenses and other current assets                        18,571                 9,727
      Current deferred taxes                                            6,500                 6,006
                                                              ----------------     -----------------
          Total Current Assets                                        172,659               177,384

    Property, Plant and Equipment, net                                 88,915                89,607
    Long-Term Investments                                              52,954                36,959
    Other Assets                                                       54,529                34,882
                                                              ----------------     -----------------
                                                                     $369,057              $338,832
                                                              ================     =================

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities:
      Accounts payable                                                $16,982               $13,137
      Accrued expenses                                                 15,790                14,064
      Accrued compensation                                             15,840                14,579
      Deferred revenue                                                  4,188                 4,362
                                                              ----------------     -----------------
          Total Current Liabilities                                    52,800                46,142

    Other Liabilities                                                  23,161                21,015
    Commitments and Contingencies                                          --                    --
    Stockholders' Equity
      Preferred stock, par value $1.00 per share:
        Authorized 5 million shares; Issued, none                          --                    --
      Common stock, par value $.01 per share:
        Authorized, 45 million shares;
        Issued, 18,044 and 17,750 shares                                  180                   178
      Additional paid-in capital                                       81,571                73,319
      Treasury stock at cost, 3,254 and 2,981 shares                  (97,177)              (87,423)
      Retained earnings                                               311,643               292,912
      Accumulated other comprehensive loss:
        Cumulative translation adjustments                             (2,502)               (4,435)
        Minimum pension liability adjustments                            (619)               (2,876)
                                                              ----------------     -----------------
                                                                      293,096               271,675
                                                              ----------------     -----------------
                                                                     $369,057              $338,832
                                                              ================     =================